Mr. Aaron Birnbaum    December 23, 2019
[Address Redacted]

Dear Aaron:

We are pleased to confirm our offer for the position of Sr Vice President and Chief Operating Officer based in Bonita Springs, Florida. This position reports directly to the Chief Executive Office, Lawrence Silber. Your new salary will be in the annualized amount of $450,000 and is paid bi‐weekly. Your new role and responsibilities become effective January 1, 2020.

Bonus Program
You will be eligible to participate in the 2020 Herc Executive Incentive Plan. For your new role, the Plan provides for a target award of 75% of your year‐end base salary. The actual award is based on individual performance and the Corporation meeting certain objectives.

Annual Equity Award
For 2020, your annual equity grant will be $600,000 awarded in the first quarter on the same terms provided to the Company’s other executive officers. Generally, equity grants are subject to approval by the Compensation Committee and are subject to its sole and exclusive discretion.

Relocation
You will be eligible for relocation assistance in support of your move to the Bonita Springs, Florida area as follows:
•Six Month’s Temporary Living
•Movement of Household Goods (to include up to two vehicles)
•Home Sale/Purchase Assistance (within one year of position effective date)
•Home Finding trip(s)
•Miscellaneous Allowance ($10,000 taxable)
The terms and conditions will be provided in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.

Service Vehicle
You will be eligible service vehicle privileges in this role. This privilege provides for the use of a company service vehicle for personal and professional use. The service vehicle options and use policy will be reviewed with you upon acceptance of this agreement.

Aaron Birnbaum

December 9, 2019

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the Confidentiality Agreement. It is also a fundamental term and condition of your employment that:

(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality and/or Non‐Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).

(v)During your employment with the Company you may only serve on one outside Board without the written consent of the Company.

(vi)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, suppliers, supplier contacts, contracts, terms and conditions, bidding information, business strategies, pricing information and the Company’s policies and procedures.

Aaron Birnbaum

December 9, 2019

(vii)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.

(viii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determines that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of this Agreement, and you will also be liable for any other damages or relief permitted by law.

(ix)You agree that any disputes over the above terms shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principles thereof. Any action initiated by either party shall be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida or in the United States District Court for the Middle District of Florida. The terms of this agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representations and warranties will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representations and warranties.

At times during your employment and thereafter during which you may be subject to liability for your acts and omissions occurring within the course and scope of your employment, you will be indemnified and held harmless (including advances of attorney’s fees and expenses), in a manner consistent with other similarly situated executives, and consistent with the Company’s Certificate of Incorporation and By‐Laws. The Company will indemnify you, provide D & O coverage, and advance attorney’s fees and expenses on the same basis as the Company provides such protections to its senior officers.

In the event your position with Herc is eliminated or your employment is terminated for any reason other than for Cause (as defined below) or your employment is terminated by you for

Aaron Birnbaum

December 9, 2019

Good Reason (as defined below), then you will receive a severance payment equal to one times your annual base salary and target bonus, a prorated cash bonus for the year of termination, continuing medical coverage for 12 months for you and your then enrolled dependents as was in place at the time of termination at active employee rates, and professional outplacement with a value not to exceed $25,000. Payment of any such severance shall be contingent upon the execution of a General Release including a non‐ disclosure provisions, which shall be consistent with the Confidentiality Agreement attached hereto.

In addition, if your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, a portion of each outstanding equity grant will vest proportional to the number of completed months of service since each grant was made divided by the total number of months in the vesting period for each grant.

In the event your position with Herc is eliminated or your employment is terminated for any reason other than for Cause (as defined below) or your employment is terminated by you for Good Reason (as defined below), in connection with a Change in Control, then you will receive a severance payment equal to two times your annual base salary and target bonus, a prorated cash bonus for the year of termination, continuing medical coverage for 24 months for you and your then enrolled dependents as was in place at the time of termination at active employee rates and professional outplacement with a value not to exceed $25,000. Payment of any such severance shall be contingent upon the execution of a General Release including a non‐disclosure provisions, which shall be consistent with the Confidentiality Agreement attached hereto.

If a Change in Control occurs and your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, in each case within 12 months of the event, each outstanding equity grant will vest fully, in accordance with the award agreement.

For purposes of this letter, “Cause” means your: (i) willful and continued failure to perform substantially your material duties with Herc (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered by the Chief Executive Officer of Herc to you, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or

Aaron Birnbaum

December 9, 2019

personal dishonesty resulting in or intended to result in personal enrichment at the expense of Herc or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of Herc, impairs your job performance, (v) material violation of any Herc policy that results in material harm to Herc or any of its subsidiaries or
(vi) conviction of a felony or of any crime (whether or not a felony) involving moral turpitude.

For the purposes of this letter, "Good Reason" means, without your written consent: (i) Herc’s material breach of this letter; (ii) Your position has been changed so that you are no longer serving as Senior Vice President, Chief Operating Officer; (iii) You are subjected to a material diminution in duties, reporting requirements or responsibilities, or you are required to perform duties inconsistent with your position as Senior Vice President, Chief Operating Officer; (iv) Your primary work location is moved more than 50 miles from its location as of your start date (January 1, 2020) within 3 years of your start date; provided that, you may only terminate your employment for Good Reason if: (a) you provide written notice to the Company of the existence of any condition included in the definition of Good Reason on or before the sixtieth (60th) day following the later of the initial existence of the condition or your first knowledge of such condition, (b) the Company fails to remedy the condition on or before the thirtieth (30th) day after receiving such notice, and (c) your “separation from service” (as defined in Treas. Reg. § 1.409A‐(h)(1)) due to your resignation occurs on or after the end of the thirty (30) day period following the period described in clause (b).

Internal Revenue Code Section 409A ‐ It is intended that this letter will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this letter is subject thereto. This letter shall be interpreted on a basis consistent with such intent. If any payments or benefits provided to you by the Company per this letter are non‐qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(A)For payments and benefits triggered by termination of employment, reference to your “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” from the Company (with such phrase determined under Treas. Reg. Section 1.409A‐1(h)).

(B)If you are deemed on the date of your “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A‐1(i)), then with regard to any

Aaron Birnbaum

December 9, 2019

payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) the (“Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” and (ii) the date of your death. Any payments other than the Delayed Payments shall be paid in accordance with normal payment dates specified herein.

(C)If the sixty day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60‐Day Period”) and if there are any Subject Payments due you that are: (i) conditioned on your signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60‐Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60‐day Period that falls within the second year.

(D)Lump‐sum severance payments shall be made, and installment severance payments initiated, within sixty days following your “separation from service”.

(E)Notwithstanding any other provision of this letter to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.

Per Herc’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Herc is at will, and either you or the Company may terminate employment at any time, with or without cause.

In addition, by signing this letter, you acknowledge that this letter and the attached Confidentiality Agreement sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. The parties acknowledge that, to the extent more favorable than the terms of an equity award, the equity vesting provisions of this letter shall govern any equity award granted to you.

Aaron Birnbaum December 9, 2019

Aaron, we are very excited in anticipation of you beginning your new role with Herc and look forward to the opportunity to work with you.

Very truly yours,

/s/ CHRISTIAN CUNNINGHAM

Christian Cunningham
Sr Vice President and Chief Human Resources Officer

I understand and accept the terms and conditions of this offer:

/s/ AARON BIRNBAUM SVP    01/01/2020
Aaron Birnbaum    Date